Exhibit 23.1

Weinberg & Baer LLC
115 Sudbrook Lane, Baltimore, MD 21208
Phone (410) 702-5660

Mr. Jacob Elhadad, CEO
Medisafe 1 Technologies Corp.
113 Barksdale Newark
Delaware 19711

Dear Mr. Elhadad:

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation in the Registration Statement of Medisafe 1 Technologies Corp. on Form S-1 of our report on the financial statements of the Company as its registered independent auditor dated January 16, 2011, as of and for the periods ended December 31, 2010 and 2009 and cumulative from inception. We further consent to the reference to our firm in the section on Experts.

Respectfully submitted,

/s/ Weinberg & Baer LLC

Weinberg & Baer LLC
Baltimore, Maryland
May 6, 2011